UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant      ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

Codorus Valley Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2014

Dear Fellow Shareholders of Codorus Valley Bancorp, Inc.:

On behalf of the Corporation’s Board of Directors, I am pleased to invite you to attend Codorus Valley Bancorp, Inc.’s Annual Meeting of Shareholders to be held on Tuesday, May 20, 2014, at 9:00 a.m., prevailing time. The location of the Annual Meeting is the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania 17403. At the Annual Meeting, you will have the opportunity to ask questions and to make comments. Enclosed with the Proxy Statement and Notice of Meeting is a proxy card and the Corporation’s 2013 Annual Report to Shareholders on Form 10-K.

The principal business of the meeting is:

*	To elect three Class C directors, each to serve for a term of three years;

*	To approve an advisory, non-binding resolution regarding executive compensation;

*	To ratify the appointment of BDO USA, LLP as Codorus Valley Bancorp, Inc.’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2014; and

*	To transact any other business that is properly presented at the Annual Meeting.

The Notice of Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon in more detail.

I am delighted that you have invested in Codorus Valley Bancorp, Inc., and I hope that, whether or not you plan to attend the Annual Meeting, you will vote as soon as possible, either electronically through the Internet, by telephone or by following the instructions on the enclosed proxy card and returning the proxy in the envelope provided. The prompt return of your proxy will save the Corporation expenses involved in further communications, and will ensure your representation at the Annual Meeting if you do not attend in person.

Additionally, we would like to take this opportunity to inform you that we are considering the benefits of moving toward the electronic delivery of proxy materials in the future. If you would be strongly opposed to receiving proxy materials via the Internet, please let us know. We appreciate your feedback.

Thank you for your continued support and I look forward to seeing you on May 20, 2014.

Sincerely,

Larry J. Miller

Vice Chairman, President and Chief Executive Officer

CODORUS VALLEY BANCORP, INC.

NASDAQ TRADING SYMBOL: CVLY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

2014

www.peoplesbanknet.com

PROXY STATEMENT
Dated and to be mailed on or about April 11, 2014

Codorus Valley Bancorp, Inc.
Codorus Valley Corporate Center
105 Leader Heights Road
York, Pennsylvania 17403

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2014

CODORUS VALLEY BANCORP, INC.
CODORUS VALLEY CORPORATE CENTER
105 LEADER HEIGHTS ROAD
YORK, PENNSYLVANIA 17403

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2014

TO THE SHAREHOLDERS OF CODORUS VALLEY BANCORP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Codorus Valley Bancorp, Inc. will be held at the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania, on Tuesday, May 20, 2014, at 9:00 a.m., prevailing time, for the purpose of considering and voting upon the following matters:

1.	To elect three Class C directors, each to serve for a three-year term and until their successors are elected and qualified;

2.	To approve an advisory, non-binding resolution regarding executive compensation;

3.	To ratify the appointment of BDO USA, LLP as Codorus Valley Bancorp, Inc.’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2014; and

4.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only those shareholders of record at the close of business on March 5, 2014 are entitled to notice of and to vote at the meeting. Please vote as soon as possible, either electronically through the Internet, by telephone or by following the instructions on the enclosed proxy card and returning the proxy in the envelope provided. Your proxy is revocable at any time by voting again through the Internet or by telephone, or by delivering notice of revocation or a later dated proxy to the Secretary of the Corporation before the vote at the meeting.

Your vote is important and voting electronically through the Internet, by telephone or by written proxy, will ensure your representation at the Annual Meeting if you do not attend in person.

We enclose with this Notice of Annual Meeting and Proxy Statement a proxy card (with voting instructions) and a copy of the Corporation’s 2013 Annual Report on Form 10-K.

BY ORDER OF THE BOARD OF DIRECTORS

Benjamin F. Riggs, Jr., Esq.
Secretary

York, Pennsylvania
April 11, 2014

YOUR VOTE IS IMPORTANT.
PLEASE VOTE PROMPTLY, EITHER ELECTRONICALLY THROUGH THE INTERNET, BY
TELEPHONE, OR BY COMPLETING, SIGNING AND RETURNING YOUR PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 20, 2014. This Notice of Annual Meeting and Proxy Statement, proxy card and 2013 Annual Report are available at: www.proxyvote.com.

GENERAL

Introduction

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Codorus Valley Bancorp, Inc. (the “Corporation”) to be used at the 2014 Annual Meeting of Shareholders. This Proxy Statement and the related proxy card are being first distributed to shareholders on or about April 11, 2014.

          The Corporation will bear the expense of soliciting proxies. In addition to the use of the mail, directors, officers and employees of the Corporation and its subsidiaries may, without additional compensation, solicit proxies in person or by telephone, e-mail, Internet or facsimile.

          The Annual Meeting of Shareholders will be held on Tuesday, May 20, 2014, at 9:00 a.m. at the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania. Shareholders of record at the close of business on March 5, 2014, are entitled to vote at the meeting.

          At the annual meeting, shareholders will vote:

•	To elect three Class C directors, each to serve for a three-year term;
•	To approve an advisory, non-binding resolution regarding executive compensation;
•	To ratify the appointment of BDO USA, LLP as the Corporation’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2014; and
•	To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

In addition, the Corporation may ask shareholders to approve the minutes of the prior shareholders’ meeting. However, approval of such minutes is an administrative action and does not constitute approval of, or a vote for, any of the matters set forth in the minutes.

Proxies and Voting Procedures

          You can vote your shares by completing and returning a written proxy card. You can also vote in person at the meeting. Alternatively, you may vote by telephone or electronically through the Internet by following the instructions on the proxy card. Submitting your voting instructions through one of these methods will not affect your right to attend the meeting and will not limit your right to vote at the annual meeting if you later decide to attend in person.

          If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you may have the right to direct your broker how to vote, and you are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street-name shares in person at the meeting unless you obtain a proxy executed in your favor from the holder of record. Please contact your broker for a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Please note that brokers may not cast a vote on your behalf for the election of directors or on any other matter that is not routine without instruction from you.

          By properly completing a proxy, you appoint Richard Hupper, Ph.D., Cindy L. Baugher and Judith A. Simpson as proxy holders to vote your shares as indicated on the proxy card. Any signed proxy card not specifying to the contrary will be voted FOR election of the director nominees identified in this Proxy Statement, FOR approval of the advisory, non-binding resolution regarding executive compensation, and FOR ratification of BDO USA, LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

          You may revoke a previously delivered proxy by delivering written notice of revocation to Benjamin F. Riggs, Jr., Esq., Secretary of the Corporation, or by executing a later dated proxy and giving written notice of the revocation to Mr. Riggs at any time before the proxy is voted at the annual meeting. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. We will honor the latest vote. Proxy holders will vote shares represented by written proxies, if properly signed and returned to the Secretary, in accordance with instructions of the shareholders.

          If you are a participant in the Codorus Valley Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy will serve as a voting instruction card for your shares held in the Plan. Wells Fargo Bank, N.A., the Plan administrator, will vote your shares held in the Dividend Reinvestment and Stock Purchase Plan in the same manner as you indicate on your proxy card.

          At the close of business on March 5, 2014, the record date for the annual meeting, the Corporation had 4,817,647 shares of common stock, par value $2.50 per share, issued and outstanding. Each share is entitled to one vote on all matters submitted to a vote of the shareholders.

Quorum

          A majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum for the conduct of business at the Annual Meeting. Under Pennsylvania law and the Corporation’s Bylaws, the presence of a quorum is required for each matter to be acted upon at the meeting. Votes withheld and abstentions, while not votes cast, will be counted as present for purposes of determining the presence of a quorum. Shares of common stock represented by “broker non-votes” (i.e., shares of common stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable rules of the New York Stock Exchange or the instrument under which it serves in such capacity, or (iii) the record holder has indicated on the proxy or otherwise notified the Corporation that it does not have authority to vote such shares on that matter) will be counted as present for purposes of determining the presence of a quorum only if such shares have been voted at the meeting on a matter other than a procedural motion.

Required Vote

          In the case of the election of directors, the three nominees receiving the highest number of votes shall be elected. A “Withhold” vote will have the effect of a vote against the election of the nominee. Abstentions and broker non-votes will have no effect on the election of directors.

          Approval of each of the other proposals identified in this Proxy Statement requires the affirmative vote of a majority of the shares present at the meeting, in person or by proxy. Abstentions and broker non-votes that are counted only for purposes of determining a quorum will have the effect of a vote against each of these other proposals.

          Although the Board knows of no other business to be presented at the Annual Meeting, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the instructions of the Board as permitted by Securities and Exchange Commission (SEC) Rule 14a-4(c).

GOVERNANCE OF THE CORPORATION

          Our Board of Directors believes that the purpose of corporate governance is to maximize long-term shareholder value in a manner consistent with applicable law and with the highest standards of integrity. The Board adheres to corporate governance practices that the Board and management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, against changes in applicable federal and Pennsylvania (the state in which we are incorporated) law, the rules and listing standards of the NASDAQ Stock Market, and the rules and regulations of the SEC, as well as best practices suggested by recognized governance authorities.

Director Independence

          Currently, our Board of Directors has nine (9) members. The following seven (7) directors are independent in accordance with the independence standards of the NASDAQ Stock Market: Rodney L. Krebs, Chairman; D. Reed Anderson, Esq.; Cynthia A. Dotzel, CPA; Jeffrey R. Hines, P.E.; MacGregor S. Jones; Dallas L. Smith; and Michael L. Waugh.

          In determining the directors’ independence, in addition to matters disclosed under “Related Person Transactions”, the Board of Directors considered each director’s beneficial ownership of Corporation common stock and loan transactions between the Corporation’s wholly-owned bank subsidiary, PeoplesBank, a Codorus Valley Company (the “Bank”), and the directors, their family members and businesses with whom they are associated, as well as any contributions made by the Bank to non-profit organizations with whom such persons are associated. In each case, the Board determined that none of the transactions above impaired the independence of the director.

Board Structure

          The Corporation’s senior leadership is currently shared between the President and Chief Executive Officer and the Chairman of the Board. Historically, the positions of President and Chief Executive Officer of the Corporation and Chairman of the Board have been held by separate individuals. Our Board believes that having an independent, non-employee director serve as Chairman continues to be the appropriate leadership structure for our Corporation at this time because it allows our President and Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board in its fundamental role of providing advice to, and independent oversight of, our executive management team. In making this determination, our Board recognizes the time, effort and energy that the President and Chief Executive Officer is required to devote to his position in the current business and regulatory environment, particularly as the Board’s oversight responsibilities continue to grow.

          Our Chairman is primarily responsible for ensuring the smooth functioning and efficient operation of our Board by guiding the processes of our Board, presiding at Board meetings and at shareholder meetings, and acting as a liaison between our Board and our management team. In this regard, our Chairman consults regularly with our executives over business matters and provides our executives with consultation and advice on matters that require prompt attention.

Meetings and Committees of the Board of Directors

          The Board of Directors of Codorus Valley Bancorp, Inc. met fourteen (14) times during 2013. All directors attended at least 75% of the meetings of the Board of Directors and of the various committees on which they served. While the Corporation has no formal policy in place, directors are strongly encouraged to attend the Annual Meeting of Shareholders. All of our then serving directors attended the 2013 Annual Meeting of Shareholders, and we anticipate that all directors will attend this year’s meeting.

          The Board of Directors of the Corporation has a standing Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Risk Management Committee, each of which is described below.

          Audit Committee. The Audit Committee of the Board of Directors is comprised solely of directors who meet the applicable standards for independence of audit committee members of the NASDAQ Stock Market and possess the requisite knowledge or experience to serve on the Audit Committee. The current members of the Audit Committee are: D. Reed Anderson, Esq. (Chairman); Cynthia A. Dotzel, CPA; Jeffrey R. Hines, P.E.; and Dallas L. Smith. The Audit Committee met five (5) times during 2013.

          The principal duties of the Audit Committee, as set forth in its charter, include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures and recommending to the Board the engagement of the Corporation’s independent registered public accounting firm. The Audit Committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

          Cynthia A. Dotzel, CPA has been designated by the Board as the Audit Committee financial expert. In designating Ms. Dotzel as the Audit Committee financial expert, the Board considered her qualifications in light of the rules of the SEC.

          The Audit Committee operates under a written charter, which is available on the Corporation’s website at www.peoplesbanknet.com. Click on the “Investor Relations” link at the top of the home page, click on “Governance Documents” in the left-hand margin, and then click on the “Audit Committee Charter” link.

          Compensation Committee. All members of the Compensation Committee are independent under applicable independence standards of the NASDAQ Stock Market. The current members of the Compensation Committee are Rodney L. Krebs (Chairman); D. Reed Anderson, Esq.; Cynthia A. Dotzel, CPA; Jeffrey R. Hines, P.E.; MacGregor S. Jones; Dallas L. Smith; and Michael L. Waugh. The Compensation Committee met six (6) times during 2013.

          The principal duties of the Compensation Committee include evaluating and recommending to the Board compensation plans, policies, and programs for the executive officers of the Corporation and its subsidiaries, and it is authorized to engage compensation consultants to assist it in fulfilling its duties.

          The Compensation Committee operates pursuant to a written charter, which is available on the Corporation’s website at www.peoplesbanknet.com. Click on the “Investor Relations” link at the top of the home page, click on “Governance Documents” in the left-hand margin, and then click on the “Compensation Committee Charter” link.

          Corporate Governance and Nominating Committee. All members of the Corporate Governance and Nominating Committee are independent under applicable independence standards of the NASDAQ Stock Market. Members of the Corporate Governance and Nominating Committee are Rodney L. Krebs (Chairman); D. Reed Anderson, Esq.; Cynthia A. Dotzel, CPA; Jeffrey R. Hines, P.E.; MacGregor S. Jones; Dallas L. Smith; and Michael L. Waugh. The Corporate Governance and Nominating Committee met one (1) time during 2013.

          The principal duties of the Corporate Governance and Nominating Committee include developing and recommending to the Board criteria for selecting qualified director candidates, identifying individuals qualified to become Board members, evaluating and selecting, or recommending to the Board, director nominees for each election of directors, considering committee member qualifications, appointment and removal, recommending codes of conduct and codes of ethics applicable to the Corporation and providing oversight in the evaluation of the Board and each committee.

          The Corporate Governance and Nominating Committee operates pursuant to a written charter, which is available on the Corporation’s website at www.peoplesbanknet.com. Click on the “Investor Relations” link at the top of the home page, click on “Governance Documents” in the left-hand margin, and then click on the “Corporate Governance and Nominating Committee Charter” link.

Role of the Board in Risk Oversight

          The Board of Directors is responsible for oversight of the various risks facing the Corporation. In this regard, the Board seeks to understand and oversee the most critical risks relating to the Corporation’s business, to allocate responsibilities for the oversight of risks among the full Board and its committees, and to see that management has in place effective systems and processes for managing risks facing the Corporation. Overseeing risk is an ongoing process, and risk is inherently tied to strategy and to strategic decisions. Accordingly, the Board considers risk throughout the year and with respect to specific proposed actions. While the Board oversees risk, management is charged with identifying and managing risk within the risk appetites set by the Board.

          The Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. The following committees play particularly significant roles in carrying out the risk oversight function.

   •    The Risk Management Committee: The Risk Management Committee operates pursuant to a written charter, and provides general risk oversight and is generally responsible for risk management, which includes monitoring and ensuring that credit risk, interest rate risk, liquidity risk, price risk, transaction risk, compliance risk, strategic risk and reputation risk assumed by the Corporation is consistent with the levels established by the Board.

        The committee is comprised of the President and Chief Executive Officer, Chief Operating Officer, General Counsel, Chief Financial Officer, Chief Credit Officer, Internal Auditor, BSA and Security Officer and Loan Review Officer, as well as representatives from the Board of Directors (currently MacGregor S. Jones and Harry R. Swift, Esq.). The Risk Management Committee met six times during 2013. The Risk Management Committee takes minutes at each of its meetings, and those minutes are reviewed by the Board of Directors.

• The Compensation Committee: The Compensation Committee evaluates the risks and rewards associated with the Corporation’s compensation philosophy and programs.

   •    The Audit Committee: The Audit Committee oversees the Corporation’s processes for assessing risks and the effectiveness of the Corporation’s system of internal controls. In performing this function, the Audit Committee considers information from the Corporation’s independent registered public accounting firm, internal auditors, and other consultants as it determines appropriate, and discusses relevant issues with management and the independent registered public accounting firm.

Director Nomination Process

          The Corporate Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become members of the Board of Directors and to recommend such individuals to the Board of Directors for consideration and nomination. The Corporate Governance and Nominating Committee and the Board of Directors endeavor to recruit and retain Board members who demonstrate intellectual capacity, strong interpersonal skills, good business instinct, objectivity and the highest level of personal and professional integrity. When evaluating current members of the Board of Directors and prospective candidates for the Board of Directors, the Committee seeks to balance the skill sets and attributes of existing Board members with the need for other complementary skills, talents and qualities that will position the Corporation to successfully implement its strategic vision.

          In addition to requiring that each existing director and candidate for nomination possesses unquestionable character and a commitment to contribute to the success of the Corporation and the stewardship of the community, the Corporate Governance and Nominating Committee’s evaluation of director candidates includes an assessment of issues and factors regarding the individual’s education, business experience, accounting and financial expertise, age, diversity, reputation, civic and community relationships and knowledge and experience in matters that impact diversified community financial institutions. The Committee will also take into account the director candidate’s ability to devote adequate time to corporate matters, including being prepared for, and participating in, all meetings of the Board of Directors and any committees to which he or she may be assigned. When the Corporate Governance and Nominating Committee is considering current members of the Board of Directors for nomination for reelection, the Committee considers prior performance, as well as meeting attendance records.

          The current practice of the Corporate Governance and Nominating Committee is to identify potential director candidates through a variety of sources. The Committee considers recommendations made by current or former directors or members of management. Potential candidates may also be identified through contacts in the business, civic, academic, legal and non-profit communities served by the Corporation. The Chairman of the Corporate Governance and Nominating Committee determines how best to approach director candidates regarding a potential nomination.

          Regarding new director candidates, the Corporate Governance and Nominating Committee will evaluate whether the nominee is independent, as independence is defined under applicable standards of the NASDAQ Stock Market, and whether the nominee meets the qualifications for director outlined above, as well as any special qualifications applicable to membership on any committee to which the nominee may be appointed to serve if elected. A majority of the Board of Directors must meet the criteria for “independence” established by the NASDAQ Stock Market, and the Committee will consider any conflicts of interest that might impair that independence prior to making a decision.

          The Corporate Governance and Nominating Committee will consider recommendations received from Corporation shareholders. Shareholders may recommend qualified director candidates by writing to:

Benjamin F. Riggs, Jr., Esq.
Corporate Secretary
Codorus Valley Bancorp, Inc.
P.O. Box 2887
York, PA 17405-2887

          Submissions must include information regarding a candidate’s citizenship, age, background, business and personal addresses, qualifications, experience, principal occupation or employment, directorships and other positions held by the candidate in business, charitable and community organizations and his/her willingness to serve as a member of the Board of Directors. Based on a preliminary assessment of the candidate’s qualifications, the Corporate Governance and Nominating Committee may conduct interviews with, and request additional information from, the candidate.

          The Board does not have a formal policy for considering director candidates recommended by shareholders due to the infrequency of nominations, but its policy is to give due consideration to any and all candidates and there are no differences in how the Corporate Governance and Nominating Committee evaluates a candidate for director based on whether the candidate is recommended by the Committee or by a shareholder.

Nomination of Directors

          Article 10, Section 10.1 of the Corporation’s Bylaws requires that nominations for election as a director be made pursuant to timely notice in writing to the Secretary. To be timely, a shareholder’s notice must be delivered to or received at the principal executive offices of the Corporation not less than 90 days prior to the one year anniversary date of the preceding meeting of shareholders called to elect directors. The notice must provide the specific information required by Section 10.1 of the Bylaws. The Board is required to determine whether nominations have been made in accordance with the requirements of the Bylaws. If the Board determines that a nomination was not made in accordance with the Bylaws, the shareholder may be given an opportunity to cure any deficiency in accordance with the Bylaws.

          You may obtain a copy of the Corporation’s Bylaws by writing to Benjamin F. Riggs, Jr., Esq., Corporate Secretary, Codorus Valley Bancorp, Inc., P.O. Box 2887, York, PA 17405-2887. Additionally, a copy of the Corporation’s current Bylaws has been filed with the Securities and Exchange Commission as Exhibit 3(ii) to Form 8-K filed February 17, 2012.

Deadline for Submission of Shareholder Proposals

          In order for a shareholder to include a proposal in the Corporation’s Proxy Statement for presentation at the 2015 Annual Meeting of Shareholders, the proposal must be received by the Corporation c/o Benjamin F. Riggs, Jr., Esq., Corporate Secretary, Codorus Valley Bancorp, Inc., P.O. Box 2887, York, PA 17405-2887, no later than December 12, 2014. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission. If a shareholder proposal is submitted to the Corporation after December 12, 2014, it will not be included in the Corporation’s 2015 Proxy Statement.

          Any shareholder proposal not to be included in the Corporation’s 2014 Proxy Statement and not received at the Corporation’s principal executive offices by February 26, 2014 will be considered untimely and, if properly presented at the 2014 Annual Meeting, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

Communicating with Directors

          The Board of Directors has established a process for shareholders and other interested parties to communicate directly with the Chairman of the Board of Directors or other independent directors, individually, or the Board of Directors, collectively, by submitting written correspondence to the following address:

Chairman of the Board of Directors (or name of individual, independent director)
c/o Benjamin F. Riggs, Jr., Esq.
Corporate Secretary
Codorus Valley Bancorp, Inc.
P.O. Box 2887
York, PA 17405-2887

          The Corporate Secretary may facilitate direct communications with the Board of Directors or individual, independent directors by reviewing and summarizing such communications. All such communications will be referred to the Chairman of the Board of

Directors or individual, independent directors for consideration unless otherwise instructed by the Board of Directors.

PROPOSAL 1 – ELECTION OF DIRECTORS

          The Corporation’s Bylaws provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) persons. The Bylaws also provide that the Board of Directors shall be divided into three (3) classes, with directors of each class to be elected for a term of three (3) years, so that the term of office of one class of directors expires at the annual meeting each year. Each class consists, as nearly as possible, of one-third of the directors. The Board of Directors determines the number of directors in each class.

          A majority of the Board of Directors may increase or decrease the number of directors between meetings of the shareholders. Any vacancy occurring on the Board of Directors, whether due to an increase in the number of directors, resignation, retirement, death, or any other reason, may be filled by appointment by the remaining directors. Any director who is appointed to fill a vacancy holds office until the expiration of the term of the class of directors to which he or she was appointed. The Bylaws mandate the retirement of directors at age 75.

          The Board of Directors has fixed the number of directors at nine (9). There are three (3) nominees for the Board of Directors for election at the 2014 Annual Meeting. The Board of Directors has nominated the following three (3) individuals for election to the Board of Directors, each for a three-year term:

Nominees for Class C Directors
For a Three Year Term Expiring in 2017

D. Reed Anderson, Esq.
MacGregor S. Jones
Larry J. Miller

          Each of the nominees presently serves as a director of the Corporation.

          In the event that any nominee is unable to accept nomination or election, proxy holders will vote proxies received pursuant to this solicitation in favor of other persons recommended by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees will be unable to serve as a director if elected.

The Board of Directors recommends a vote FOR the foregoing nominees.

Information about Nominees and Continuing Directors

          Information, as of March 5, 2014, concerning the three nominees for election to the Board of Directors and the six continuing directors appears below. Each of the nominees and continuing directors also serves as a director of the Bank.

Name and Age	Director Since	Principal Occupation and Business Experience for the Past Five Years and Positions Held With Codorus Valley Bancorp, Inc. and Subsidiaries

Nominees – Class C – For a Three Year Term Expiring in 2017

D. Reed Anderson, Esq. (71)	1994

Mr. Anderson has served as a director of both the Corporation and the Bank since 1994; he currently is Chairman of the Corporation’s Audit Committee and is a member of the Bank’s Wealth Management Committee. Mr. Anderson has been an attorney with Stock and Leader since 1970, having graduated from The Pennsylvania State University and received his J.D. from The Dickinson School of Law. Mr. Anderson served as a Captain in the U. S. Army during the Vietnam War. He has served as Chairman of the Board of Directors of the York County Chamber of Commerce, the York County March of Dimes Foundation, WellSpan Health Systems, and YorkCounts, as well as an elder of Centre Presbyterian Church. Mr. Anderson also currently serves in a number of other leadership capacities for various York County non-profit organizations. He is a native resident of York County.

The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Anderson has developed through his background in the legal field, his leadership roles in charitable and community organizations, and his professional experiences as a business leader and lawyer, as well as his knowledge and experience as a director of the Bank and Corporation, enable him to provide continued business expertise to the Board of Directors, and has nominated him for re-election.

MacGregor S. Jones (68)	1993

A resident of York County since 1957, Mr. Jones has served as a director of both the Corporation and the Bank since 1993 and is a member of the Risk Management Committee. A 1968 graduate of Gettysburg College, during his career Mr. Jones worked in the manufacturing industry for AMF, Inc., in the computer industry for Computer Allied Systems, Inc., and is a retired Ford and General Motors dealership owner. Currently, Mr. Jones is heavily involved in the field of automotive fuel and energy technology as a stockholder of Talbert Fuel Systems, Inc. and as a Member of York Innovators Group, LLC. Mr. Jones has served in governance capacities for: Gettysburg College, York-Adams Boy Scout Council, Yorkshire United Methodist Church, and on many boards and committees throughout the York community.

The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Jones has developed through his business background, his leadership roles in charitable and community organizations, and his professional experiences as a business leader, as well as his knowledge and experience as director of the Bank and Corporation, enable him to provide continued business expertise to the Board of Directors, and has nominated him for re-election.

Larry J. Miller (62)	1986

A resident of York County since 1972, Mr. Miller has served as a director, President and Chief Executive Officer of both the Corporation and the Bank since 1986 and 1981, respectively, and has served as Vice Chairman of both Boards since 2004. He attended York College of Pennsylvania, is a graduate from The Pennsylvania School of Banking at Bucknell University, and has served as Chairman of the Board of Directors of the United Way of York County, the York County Economic Development Corporation, and YorkCounts, Vice Chair of Wellspan Health System Board and in leadership capacities for various other non-profit organizations.

The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Miller has developed through his banking background, his leadership roles in charitable and community organizations, and his professional experiences as a business leader, as well as his knowledge and experience as director and President and Chief Executive Officer of the Bank and Corporation, enable him to provide continued banking and business expertise to the Board of Directors, and has nominated him for re-election.

Class A – Continuing Directors with Terms Expiring in 2015

Jeffrey R. Hines, P.E. (52)	2011

Mr. Hines has served as a director of both the Corporation and the Bank since 2011. Since 2008, Mr. Hines has served as President and Chief Executive Officer, as well as a member of the Board of Directors, of York Water Company, Inc., a Pennsylvania public utility and NASDAQ listed company. Mr. Hines also serves leadership roles on numerous non-profit and trade organizations.

The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Hines has developed through his business background, his leadership role at York Water Company, Inc., and his leadership roles in non-profit and trade organizations enable him to provide continued business expertise to the Board of Directors.

Rodney L. Krebs (73)	1988

Mr. Krebs has served as a director of both the Corporation and the Bank since 1988 and has served as Chairman of both Boards since 2000. Since 1985, Mr. Krebs has served as President of Springfield Contractors, Inc., a heavy equipment/earth moving firm, and is involved in residential land development with the following entities: Oak Ridge Enterprises, Inc., President; Twin-Peak Enterprises, Inc., President; Madison Range, Inc., President; Coudersport Mobile Home Park, Partner; RLK/SCI Partners, Partner; Rodney L. Krebs Family Ltd. Partnership, General Partner; Rabbit Creek Ltd. Partnership, General Partner; Little Women LP, General Partner; Tee Pee Creek, LLC, Member, Glen Valley, LLC, Member; GEMCON, LLC, Member; York Springfield Land, LLC, Managing Partner. He is a native resident of York County and U.S. Army veteran.

The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Krebs has developed through his business background, his ownership and management roles in land development, and his professional experiences as a business leader, as well as his knowledge and experience as director of the Bank and Corporation, enable him to provide continued business expertise to the Board of Directors.

Dallas L. Smith (68)	1986

Mr. Smith has served as a director of both the Corporation and the Bank since 1986 and 1983, respectively, and is a member of the Wealth Management Committee of the Bank and Audit Committee of the Corporation. Since 1988, Mr. Smith has served as President of Bruce V. Smith, Inc., a retail corporation specializing in furniture (doing business as Smith Village), originally established by his father in 1932. Mr. Smith is a graduate from The Wharton School, University of Pennsylvania and is a native resident of York County.

The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Smith has developed through his economic background and his professional experiences as a business leader in the retail sector, as well as his knowledge and experience as director of the Bank and Corporation, enable him to provide continued business expertise to the Board of Directors.

Class B – Continuing Directors with Terms Expiring in 2016

Cynthia A. Dotzel, CPA (59)	2011

A lifelong resident of York County, Ms. Dotzel currently serves as a principal and practicing CPA with the public accounting firm of SF & Company, CPAs & Business Advisors, where she has practiced as a CPA since 2009. Ms. Dotzel is a member of the Board of Directors of York Water Company, Inc., a Pennsylvania public utility and NASDAQ listed company, and is a member of the Audit and Corporate Governance and Nominating Committees thereof. Additionally, Ms. Dotzel has numerous civic, charitable and professional affiliations, many of which involve leadership roles, and has served as a Board Member and Audit Committee Chairman for Waypoint Financial Corp., Waypoint Bank, York Financial Corp. and York Federal Savings & Loan.

The Corporate Governance and Nominating Committee believes that Ms. Dotzel’s professional and financial services experience, as well as her roles in civic, charitable and professional organizations, enable her to provide continued business and financial expertise to the Board of Directors.

Harry R. Swift, Esq. (66)	2012

Mr. Swift has served as a director of both the Corporation and the Bank since January 2013 and is a member of the Risk Management and Wealth Management Committees. A resident of York County since 1973, Mr. Swift is an attorney and was employed with the Bank from 1997 until his retirement on December 31, 2013. At various times Mr. Swift served as Executive Vice President, Secretary, Chief Operating Officer, General Counsel, and Cashier of the Bank and/or the Corporation. Prior to his employment with the Bank, Mr. Swift was in private practice and provided representation to the financial services industry. Mr. Swift has over 30 years of combined service in the financial services industry.

The Corporate Governance and Nominating Committee believes that his 30 plus years of experience in the financial services industry enables Mr. Swift to provide continued business and legal expertise to the Board of Directors.

Michael L. Waugh (58)	2002

Mr. Waugh has served as a director of both the Corporation and the Bank since 2002 and is Chair of the Wealth Management Committee of the Bank. Mr. Waugh served as State Senator in the 28th (York County) District of the Commonwealth of Pennsylvania from 1998 until his resignation on January 12, 2014 to become the Acting Executive Director of the Pennsylvania Farm Show Complex and Expo Center, Pennsylvania Department of Agriculture. He attended The Pennsylvania State University, York Campus. Prior to his political career, Mr. Waugh managed the family business, Waugh Construction Company, for eighteen years. He is a native of York County and has served on the Board of Directors of various local non-profit organizations. Mr. Waugh also serves our state as a Farm Show Commissioner and as a Chesapeake Bay Commissioner.

The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Waugh has developed through his business, civic and political background, his leadership roles in charitable and community organizations, and his professional experiences as a community leader, as well as his knowledge and experience as director of the Bank and Corporation, enable him to provide continued business expertise to the Board of Directors.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES, EXECUTIVE OFFICERS,
AND CERTAIN BENEFICIAL OWNERS

          Beneficial ownership of shares of the Corporation’s common stock is determined in accordance with SEC Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in which the person has or shares:

•	Voting power, which includes power to vote or to direct the voting of the stock;
•	Investment power, which includes the power to dispose or direct the disposition of the stock; or
•	The right to acquire beneficial ownership within 60 days after March 5, 2014.

Beneficial Ownership of Principal Holders

The following table shows, to the best of the Corporation’s knowledge, those persons or entities, who owned of record or beneficially, on December 31, 2013, more than 5% of the Corporation’s outstanding common stock. The following share ownership amounts do not include the shares issued and sold by the Corporation after the record date in a private placement that closed on March 26, 2014 (the “Private Placement”). Affiliates of The Banc Funds Company LLC purchased shares in the private placement, but will not be entitled to vote such shares at the annual meeting. The Private Placement is discussed more fully in the section titled “Related Person Transactions”.

Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class
The Banc Funds Company LLC affiliates 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	313,753(1)	6.60%

FMR LLC 245 Summer Street Boston, MA 02210	274,000(2)	5.72%

(1)

This information is based solely on Schedule 13G/A filed jointly by Banc Fund VI L.P, Banc Fund VII L.P., and Banc Fund VIII, L.P. (the “Partnerships”) with the SEC on February 11, 2014, reporting ownership as of December 31, 2013. The Partnerships are directly or indirectly controlled by The Bank Funds Company LLC. Charles J. Moore, the principal shareholder of The Bank Funds Company LLC, has voting and investment power over all 313,753 shares beneficially owned by the Partnerships.

(2)

This information is based solely on Schedule 13G filed by FMR LLC with the SEC on February 14, 2014 reporting ownership as of December 31, 2013. FMR LLC has sole voting power over 100 shares beneficially owned and sole disposition power over all 274,000 shares beneficially owned.

Beneficial Ownership of Executive Officers and Directors

          The following table sets forth, as of March 5, 2014, and from information supplied by the respective persons, the amount and the percentage, if over 1%, of the common stock of the Corporation beneficially owned by each director, each nominee for director, each of the named executive officers and all executive officers and directors of the Corporation as a group. The percentage of ownership amounts appearing in the third column have not been adjusted to reflect the shares issued and sold by the Corporation after the record date in the Private Placement.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership[1]	Percent of Class
Directors and Nominees
D. Reed Anderson, Esq.	35,941[2]	*
Cynthia A. Dotzel, CPA	30,148[3]	*
Jeffrey R. Hines, P.E.	2,720[4]	*
MacGregor S. Jones	43,644[5]	*
Rodney L. Krebs	82,668[6]	1.71%
Larry J. Miller	101,707[7]	2.10%
Dallas L. Smith	38,637[8]	*
Harry R. Swift, Esq.	4,935	*
Michael L. Waugh	16,932[9]	*
Other Executive Officers
Michael F. Allen	2,453[10]	*
Benjamin F. Riggs, Jr., Esq.	*	*
Jann Allen Weaver, CPA	2,233[11]	*
Diane E. Baker, CPA	5,700[12]	*

All Executive Officers and Directors as a Group	367,718	7.45%
(13 persons)

* Indicates beneficial ownership of less than 1%.
1 Unless otherwise indicated, to the knowledge of the Corporation, all persons listed have sole voting and investment power with respect to their shares of Corporation common stock, except to the extent authority is shared by spouses under applicable law. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 5, 2014 (“presently exercisable stock options”).
2 Includes 10,542 shares held in Mr. Anderson’s 401(k) plan and 17,139 shares issuable pursuant to presently exercisable stock options.
3 Includes 1,639 shares issuable pursuant to presently exercisable stock options.
4 Includes 122 shares held jointly with Mr. Hines’ spouse, 1,102 shares held by his spouse and 1,496 shares issuable pursuant to presently exercisable stock options.
5 Includes 20,981 shares held jointly with Mr. Jones’ spouse, 4,492 shares held in his spouse’s IRA, and 16,438 shares issuable pursuant to presently exercisable stock options.
6 Includes 8,758 shares held by Mr. Krebs’ IRA, 18,852 shares held jointly with his spouse, 471 shares held in his spouse’s IRA, 23,532 shares held in a family limited partnership, and 16,760 shares issuable pursuant to presently exercisable stock options.
7 Includes 19,391 shares held jointly with Mr. Miller’s spouse, 1,577 shares held jointly with his daughter, 1,577 shares held jointly with his son, 1,284 shares held in Mr. Miller’s IRA, 10,089 shares of unvested restricted stock, and 23,387 shares issuable pursuant to presently exercisable stock options.
8 Includes 813 shares held in Mr. Smith’s spouse’s IRA and 17,261 shares issuable pursuant to presently exercisable stock options.
9 Includes 16,781 shares issuable pursuant to presently exercisable stock options.
10 Includes unvested restricted stock of 541 shares and 1,680 shares issuable pursuant to presently exercisable stock options.
11 Consists of unvested restricted stock.
12 Includes 751 shares of unvested restricted stock and 3,446 shares issuable pursuant to presently exercisable stock options.

Executive Officers

          The following table provides information, as of March 5, 2014, about the Corporation’s executive officers. The term of each office is one year and until a successor is appointed and qualifies.

Name	Age	Position and Prior Professional Experience

Larry J. Miller	62	President and Chief Executive Officer of the Corporation and the Bank since 1986; and Vice Chairman of the Board of the Corporation and Bank since 2004

Michael F. Allen	51

Vice President and Chief Operating Officer of the Corporation and Executive Vice President and Chief Operating Officer of the Bank since 2012; Executive Vice President and Regional Market Manager of Kish Bank from 2007 to June 2010; Executive Vice President and Chief Credit Officer of Kish Bank from June 2010 to June 2012; Executive Vice President and Head of Banking of Mercantile County Bank from 2004 to 2007

Benjamin F. Riggs, Jr., Esq.	50

General Counsel and Secretary of the Corporation and Bank since January 2014; General Counsel and Secretary of Four Seasons Produce, Inc. 2005 to 2013; Vice President and Senior Counsel of Sovereign Bank in 2004; Vice President and Assistant General Counsel of Waypoint Bank from 2000 to 2004; Assistant General Counsel of York Federal Savings & Loan Association 1994 to 2000

Jann Allen Weaver, CPA	64	Treasurer and Assistant Secretary of the Corporation since 2000 and 1995, respectively; Executive Vice President and Chief Financial Officer of the Bank since 2001 and 1992, respectively

Diane E. Baker, CPA	43	Vice President and Internal Auditor of the Corporation and Bank since 2002

EXECUTIVE COMPENSATION

Introduction

          This discussion relates to the compensation of the Named Executive Officers (“NEOs”) of the Corporation. As determined in accordance with applicable SEC rules, the Corporation’s NEOs are Mr. Miller, Mr. Swift and Mr. Allen.

Role of the Compensation Committee

          The Compensation Committee assists the Board of Directors in evaluating and setting salaries, bonuses and other compensation of the executive officers, administers the Corporation’s equity and other compensation plans (except those plans in which all employees may participate), and takes such other actions, within the scope of its charter, as the Committee deems necessary and appropriate. The Committee relies upon performance data, statistical information and other data regarding executive compensation programs, including information provided by the Corporation’s human resources division, the Corporation’s officers (except as to their own compensation) and outside advisors, as it deems appropriate. The Committee has unrestricted access to individual members of management and employees and may ask them to attend any Committee meeting or to meet with any member of the Committee. The Committee also has the power to retain, at the Corporation’s expense, such independent counsel and other advisors or experts as it deems necessary or appropriate to carry out its duties.

          Management gathers and produces information for Committee meetings. As requested, the President and Chief Executive Officer and other members of senior management participate in Committee meetings to provide background information, compensation recommendations, performance evaluations and other items requested by the Committee. The Board of Directors makes all final determinations regarding the compensation of the executive officers, after a recommendation by the Committee.

Use of Consultants

          In 2013, the Compensation Committee retained a single external compensation consultant, Mosteller & Associates, to review certain aspects of executive compensation, as more particularly described below. The consultant reported its recommendations directly to the Committee.

          The Corporation does not have a policy that limits the other services that an executive compensation consultant can perform, but the Corporation has not engaged Mosteller & Associates for any other compensation related projects except for those directed by the Committee, and which were limited to engagements involving the compensation of the NEOs and other executive officers. Specific instructions and directions given to the consultant and fees to be paid were outlined in individual engagement letters with respect to the scope and performance of its duties under each project. In general, however, Mosteller & Associates was instructed and directed to compare the Corporation’s current executive compensation practices with our peers, and based on that comparison, to recommend changes in our compensation practices that were consistent with our compensation philosophy and objectives.

Risk Management

          We do not believe that the Corporation’s compensation programs and practices present any risks that are reasonably likely to have a material adverse effect on the Corporation.

          The Compensation Committee believes that the direct compensation components of the executive compensation program—salary, annual incentive opportunities, equity grants—are reasonable, competitive and approximate the median of prevailing industry practices. The Committee intends to maintain the current leveraged approach to total compensation, directly tying a significant portion of an executive’s total earnings to achievements against goals and objectives approved by the Board of Directors, while balancing the approach with appropriate controls to ensure that management is not incented to take excessive risks.

Employment Agreements

          The Corporation and the Bank have entered into employment agreements with Messrs. Miller and Allen, the material terms of which are described below.

          Larry J. Miller, Vice Chairman, President & Chief Executive Officer. On December 27, 2005, the Corporation, the Bank and Mr. Miller entered into an employment agreement for an initial term of three years. The term of the agreement renews automatically for an additional twelve (12) months at the end of each calendar year, unless the Corporation and the Bank provide written notice to Mr. Miller of non-renewal.

          Under the terms of the agreement, Mr. Miller serves as the President and Chief Executive Officer of the Corporation and of the Bank, and serves as a member of the Boards of Directors of the Corporation and of the Bank. The agreement contains a confidentiality provision and a non-competition provision that prohibits Mr. Miller from competing with the Corporation or the Bank within fifty (50) miles of the Bank’s registered office for a period of one (1) year following his termination of employment for any reason other than a change of control.

          Mr. Miller received an annual salary of $350,000 in 2013, which may be increased, but not decreased, in the future. In addition, the Boards of Directors have discretion to pay a periodic bonus to Mr. Miller. At the present time, Mr. Miller is not entitled to receive director’s fees or other compensation for serving on the Corporation’s or the Bank’s Board of Directors or any committee thereof. Mr. Miller is also entitled to receive the employee benefits made available to Bank employees, generally; to the use of a vehicle provided by the Bank; and for reimbursement of country club dues.

          The agreement with Mr. Miller provides that if his employment is terminated by the Corporation or the Bank due to death, disability or “for cause,” then he is entitled to the full annual salary and any accrued benefits through the date of termination. “For cause” termination includes termination for willful failure to perform his duties; engaging in misconduct injurious to the Corporation or to the Bank; violation of certain terms of the agreement; dishonesty or gross negligence in the performance of his duties; violation of banking laws and regulations; failure to win election or to serve on the Board of Directors of the Corporation; or moral turpitude which brings public discredit to the Corporation or to the Bank.

          If Mr. Miller’s employment is terminated by the Corporation or the Bank other than as a result of death, disability or “for cause,” then he is entitled to a lump sum payment equal to his full annual salary from the date of termination through the last day of the term of the agreement or to an amount equal to his current annual salary, whichever is greater, and to a continuation of employee benefits for one (1) year.

          If Mr. Miller terminates his employment for “good reason,” then he is entitled to an amount equal to his direct annual salary and to a continuation of employee benefits for one (1) year. “Good reason” includes reduction in title or responsibilities; geographic reassignment; removal from office; reduction in salary or benefits; failure to extend the term of the agreement; or any other material breach of the agreement by the Corporation or the Bank.

          If Mr. Miller’s employment is terminated by the Corporation or the Bank other than “for cause” or if Mr. Miller terminates his employment for good reason within two (2) years following a change in control of the Corporation or the Bank, he is entitled to receive a lump sum payment equal to three (3) times the sum of his then current direct annual salary and the highest bonus paid to him with respect to one of the last three years of employment, and he will continue to receive all benefits to which he was previously entitled for a period of three (3) years. Change of control is defined to include a more than fifty percent (50%) change in ownership of the Corporation or the Bank, a change in effective control of the Corporation or the Bank or a change in ownership of a substantial portion of the Corporation’s or the Bank’s assets. Change of control is determined consistently under all of the Corporation’s and the Bank’s compensation plans and employment agreements, including Mr. Allen’s employment agreement, which is described below.

          In the event the amounts and benefits payable under the agreement resulting from a change of control, when added to all other benefits and amounts which may become payable to Mr. Miller by the Corporation and/or the Bank in such a circumstance, are such that they become subject to Section 280G of the Internal Revenue Code and, therefore, to the excise tax provisions of Section 4999 of the Internal Revenue Code, then Mr. Miller is to be paid the additional amount necessary to reimburse him for the economic detriment of the excise tax. If the amounts and benefits paid under the agreement are subject to Section 280G, they are not deductible by the Corporation.

          Michael F. Allen, Vice President and Chief Operating Officer. On July 23, 2012, the Corporation and the Bank and Mr. Allen entered into an employment agreement, for an initial term of two years. The term of the agreement renews automatically for an additional twelve (12) months, unless the Corporation and the Bank provide written notice to Mr. Allen of non-renewal by April 1st of 2014 and by April 1st of each successive calendar year thereafter. Mr. Allen’s agreement automatically renewed for an additional twelve (12) months on April 1, 2014.

          Under the terms of the agreement, Mr. Allen serves as the Vice President and Chief Operating Officer of the Corporation and Executive Vice President and Chief Operating Officer of the Bank. The agreement contains a confidentiality provision and a non-competition provision that prohibits Mr. Allen from competing with the Corporation or the Bank within fifty (50) miles of the Bank’s registered office for a period of one (1) year following his termination of employment for any reason other than a change of control.

          Mr. Allen received an annual salary of $200,000 in 2013, which may be increased, but not decreased, in the future. Mr. Allen is also entitled to receive the employee benefits made available to Bank employees; to the use of a vehicle provided by the Bank; and for reimbursement of country club dues.

          The Bank can terminate Mr. Allen’s employment “for cause”, in which case Mr. Allen is entitled to receive his salary and benefits through the date of termination. Events which permit termination “for cause” include, among other things, conviction or a no contest plea with respect to certain types of crimes; failure to follow instructions of the President and Chief Executive Officer or to perform his duties; dishonesty or negligence; conduct bringing public discredit to the bank; breach of fiduciary duty involving personal profit; material violation of Bank policy; and violation of laws governing banks.

          If Mr. Allen becomes disabled and becomes eligible for disability or workers compensation benefits, his base salary will be reduced by the amount of such benefits received. The agreement will automatically terminate upon Mr. Allen’s death.

          Mr. Allen can terminate his employment for “good reason”, including, but not limited to: a reduction in his title, responsibilities, authority or salary; reassignment to a location more than fifty (50) miles from his current office; removal from office other than “for cause”; a reduction of benefits which is not applicable to all other similarly situated executive officers; delivery by the Bank of a notice of non-renewal; or any material breach of the agreement by the Bank.

          If Mr. Allen’s employment is terminated by the Corporation or the Bank other than “for cause” or if Mr. Allen terminates his employment for good reason, he is entitled to receive the greater of the amount of his base salary or the remainder of his base salary for the remaining term of the agreement. Mr. Allen would also be entitled to receive employee benefits for a period of one (1) year following such termination.

          If Mr. Allen’s employment is terminated other than “for cause” or if Mr. Allen terminates his employment for good reason within two (2) years following a change in control of the Corporation or the Bank, he is entitled to receive a lump sum payment equal to two (2) times the sum of his then current direct annual salary and the highest bonus paid to him with respect to one of the last three (3) years of employment, and he will continue to receive all benefits to which he was previously entitled for a period of two (2) years.

          In the event the amounts and benefits payable under the agreement resulting from a change of control, when added to all other benefits and amounts which may become payable to Mr. Allen by the Corporation and/or the Bank in such a circumstance, are such that they become subject to Section 280G of the Internal Revenue Code and, therefore, to the excise tax provisions of Section 4999 of the Internal Revenue Code, then Mr. Allen is to be paid the additional amount necessary to reimburse him for the economic detriment of the excise tax. If the amounts and benefits paid under the agreement are subject to Section 280G, they are not deductible by the Corporation.

Long-Term Nursing Care Agreement

          On December 27, 2005, the Corporation and the Bank entered into a Long-Term Nursing Care Agreement with Mr. Miller, with the final premium installment paid in 2013. The policy was originally purchased on May 27, 2003.

          The cost of long-term nursing care is a growing concern among executives as they transition through life phases. The Compensation Committee believes that good health care planning reduces the amount of time and attention that Mr. Miller must spend on that topic and maximizes the net financial reward to Mr. Miller of the compensation he receives from the Corporation.

Change of Control Agreements

          The NEOs and other employees of the Bank have built the Corporation into the successful enterprise that it is today, and the Compensation Committee believes that it is important to protect them in the event of a change of control. Further, it is the Committee’s belief that the shareholders will be best served if the interests of management are aligned with the interests of the shareholders. Providing change of control benefits should eliminate, or at least reduce, the reluctance of management to pursue potential change of control transactions that may be in the best interests of the Corporation. Relative to the overall value of the Corporation, these potential change of control benefits are relatively minor. The level of change of control benefits are based on industry practices and negotiations with the Named Executive Officers.

          Change of control benefits for Messrs. Miller and Allen are described above in the section describing their respective employment agreements.

Salary Continuation Agreements - Supplemental Executive Retirement Plans (SERPS)

          On October 1, 1998, the Bank entered into salary continuation agreements (SERPS) with Messrs. Miller and Swift, which were subsequently amended on December 27, 2005. These agreements provide for certain payments to these executives following the executive’s normal retirement date and continuing for 240 months for Mr. Miller and for 180 months for Mr. Swift. The SERPs provide an annual benefit at normal retirement age (age 60 for Mr. Miller and age 65 for Mr. Swift) of $130,433 (Mr. Miller) and $105,978 (Mr. Swift). In connection with his retirement on December 31, 2013, Mr. Swift will begin receiving benefit payments beginning on July 1, 2014.

          On December 23, 2008, the SERPs were amended to add a 4% annualized increase if the executive remains employed beyond his normal retirement age, up to a maximum of five (5) years. The agreements contain provisions for early retirement, disability benefits, death benefits and payments on specified changes of control. The agreements also contain non-competition provisions.

          The non-competition provision contained in Messrs. Miller’s and Swift’s SERPs prohibit them from competing with the Corporation or the Bank within fifty (50) miles of the Bank’s registered office for a period of three (3) years following a termination of employment for any reason other than a change of control. However, Mr. Swift’s agreement permits him to engage in the private practice of law following termination.

          Payments due under the SERPs vest gradually over a period of time. Thus, the SERPs serve to encourage longevity with the Corporation and Bank. The Committee believes that it is appropriate to reward long-term executives with benefits that provide for a retirement lifestyle commensurate with that they experienced during their professional careers.

Supplemental Long-Term Disability Program

          The Corporation provides supplemental long-term disability insurance for certain executives, including Mr. Miller. The individual policies are designed to supplement coverage, in the event of a disability, to bridge the gap between payments under the Corporation’s general short- and long-term disability plans and the executive’s salary.

2007 Long-Term Incentive Plan

          The Corporation maintains a 2007 Long-Term Incentive Plan (“2007 Plan”), which was approved by the Corporation’s shareholders. The purposes of the 2007 Plan are to advance the long-term success of the Corporation and to increase shareholder value by providing the incentive of long-term stock-based rewards to officers, directors and key Bank employees.

          The 2007 Plan provides for awards of incentive stock options, non-statutory stock options, restricted stock awards, stock appreciation rights, and stock awards. The Compensation Committee administers the 2007 Plan. Persons eligible to receive awards under the 2007 Plan are those officers, directors and key Bank employees as determined by the Committee.

          The Corporation granted 13,495 options and 8,480 shares of restricted stock under the 2007 Plan during 2013 to NEOs and other Bank officers. Awards to the NEOs are disclosed in the Outstanding Equity Awards Table below. The Plan reserved 377,492 shares of the Corporation’s common stock for issuance. As of December 31, 2013, 209,275 shares are available for future issuance. The shares are subject to adjustment in the event of specified changes in the Corporation’s capital structure. The options vest one (1) year after grant, have a ten-year term and provide for an exercise price equal to the fair market value on the grant date. The restricted shares vest over three (3) years from the date of grant. The vesting schedule is tied to the recipient’s continued employment and is as follows: 0% at the end of the first year from the date of grant; 50% at the end of the second year from the date of grant; and 50% at the end of the third year from the date of grant.

Employee Stock Bonus Plan

          In 2001, the Corporation implemented an Employee Stock Bonus Plan, administered by non-employee members of the Corporation’s Board of Directors, under which the Corporation may issue shares of its common stock to employees as performance-based compensation. As of December 31, 2013, 15,757 shares of common stock were reserved for possible issuance under this plan, subject to future adjustment in the event of specified changes in the Corporation’s capital structure. No shares were issued under the Employee Stock Bonus Plan in 2013.

401(k) Retirement Plan

          The Bank maintains and sponsors a defined contribution 401(k) retirement plan. The 401(k) plan is administered by a committee which is appointed by the Board of Directors. The 401(k) plan is subject to the Internal Revenue Code of 1986, as amended, and to the regulations promulgated thereunder. Participants are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974, as amended.

          Each Bank employee who attains the age of 21, successfully completes any probationary period(s), and if a part time employee completes 1,000 hours of service per year, may participate in the 401(k) plan. An eligible employee may elect to contribute certain portions of salary, wages, commissions, or other direct remuneration to the 401(k) plan. Generally, eligible employees may not contribute more than 50% of their compensation. In 2013, the Bank matched the first 4% of each employee’s contribution. Employee and employer contributions to the 401(k) plan vest immediately.

Officer Group Term Replacement Insurance Plans

          The Corporation provides an officers’ life insurance program for certain Bank officers, including the NEOs. This program provides a death benefit to the officer’s beneficiary in an amount equal to three (3) times base salary; provided, the officer is employed by the Corporation at the time of his or her death. Under this program, the Bank is the beneficiary of any death proceeds remaining after an officer’s death benefit is paid to his or her beneficiary. The Committee believes that this benefit helps the Corporation attract and retain talented individuals to the management team. It also believes that it is an appropriate compensation strategy to provide for the continuing lifestyle of the officers’ families in the case of death.

Executive Incentive Plan

          On February 14, 2012, the Compensation Committee and the Board of Directors adopted the Executive Incentive Plan (“EIP”). The EIP is designed to provide a form of results-oriented variable cash compensation which is directly linked to Corporation performance in terms of net income and to provide for recognition of individual contributions to the Corporation’s performance through an individual performance level which can be utilized to adjust an employee’s award up or down. The EIP provides for return by the executives of earned awards if the relevant Corporation or individual performance measures upon which they are based are restated or otherwise adjusted within the 36-month period following release of financial information. For 2013, the NEOs and certain other members of leadership were participants in the EIP. The Corporation performance measure is the Corporation’s budgeted net income. Individual performance awards are discretionary as determined by the Board of Directors. Amounts earned by the NEOs are disclosed in the Executive Summary Compensation Table below.

Other Benefits

          The NEOs also participate in the Corporation’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, short and long-term disability insurance, Employee Stock Purchase Plan participation, and discounts on the Corporation’s products and services.

EXECUTIVE SUMMARY COMPENSATION TABLE

          The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2013 and 2012.

(a) Name and Principal Position	(b) Year	(c) Salary ($)[1]	(d) Bonus ($)	(e) Stock Awards ($)[2]	(f) Option Awards ($)[3]	(g) Non-equity Incentive Plan Compen- sation ($)[4]	(h) Non-qualified Deferred Compen- sation Earnings ($)[5]	(i) All Other Compen- sation ($)678910	(j) Total ($)
Larry J. Miller,	2013	350,000	--	57,750	--	93,536	63,545	42,357	607,188
Vice Chairman, President	2012	312,000	--	49,413	--	116,327	72,533	64,248	614,521
and Chief Executive Officer

Harry R. Swift,	2013	145,000	--	--	7,599	31,000	38,628	43,853	266,080
Esq., General Counsel[11]	2012	210,000	--	31,713	--	62,637	95,895	19,715	419,960

Michael F. Allen,	2013	200,000	--	19,250	19,653	45,000	--	21,314	305,217
Executive Vice President	2012	72,692	--	7,375	7,607	15,000	--	18,571	228,553
and Chief Operating Officer[12]

[1] For 2014, Mr. Miller’s base salary was increased to $395,000 and Mr. Allen’s base salary was increased to $220,000. Effective December 31, 2013, Mr. Swift retired from his position as Secretary and General Counsel of the Corporation. Mr. Swift will continue to serve in his capacity as a Director of the Corporation and the Bank.

[2] Amounts represent the grant date fair values of restricted stock awards. The per-share fair value of shares awarded in 2013 and 2012 was $19.25 and $14.75, respectively, which is equal to the last reported sales price of Corporation common stock on the grant date, or in the case where there was no trading on the grant date, on the first previous date on which there is such trading. The number of restricted stock shares awarded to Messrs. Miller and Allen in 2013 was 3,000 and 1,000, respectively. Mr. Swift was not awarded restricted shares in 2013. The number of restricted stock shares awarded to Messrs. Miller, Swift, and Allen during 2012 was 3,350, 2,150, and 500, respectively.

[3] Amounts represent the grant date fair values of the options. The per-option fair value of options granted in 2013 and 2012 were $6.5510 and $4.7541, respectively. Assumptions used in the calculation of these amounts are included in Note 12 to the Corporation’s audited consolidated financial statements for the fiscal year ended December 31, 2013, included in the Corporation’s Annual Report filed on Form 10-K with the SEC on or about March 26, 2014. There were no options awarded to Mr. Miller in 2013 or 2012. The number of options awarded to Mr. Swift in 2013 was 1160. There were no options awarded to Mr. Swift in 2012. The number of options awarded to Mr. Allen in 2013 and 2012 were 3,000 and 1,600, respectively. There were no forfeitures of options during 2013 or 2012 by any of the Named Executive Officers.

[4] Payments characterized as “Non-Equity Incentive Plan Compensation” for the fiscal year ended December 31, 2013 were earned through the Executive Incentive Plan. The payments were approved by the Compensation Committee on February 11, 2014 and paid on March 7, 2014.

[5] Column (h) reflects change in the present value of future benefits payable under Supplemental Executive Retirement Plans (SERPS), described on page 26 under the heading “Salary Continuation Agreements – Supplemental Executive Retirement Plans (SERPS).”

[6] For 2013, the amounts reflected in column (i), for each Named Executive Officer, include:

•

matching contributions allocated by the Corporation to each Named Executive Officer pursuant to the Corporation’s 401(k) Retirement Plan which is more fully described on page 28 under the heading “401k Retirement Plan” (Mr. Miller, $10,200; Mr. Swift, $5,200; Mr. Allen, $8,000).

•

an incremental cost attributable to the annual expenses of the Change of Control and Supplemental Retirement Trust (“rabbi” trust) established for the benefit of the Named Executive Officers and other members of management at the Counsel Trust Company (Mr. Miller, $250; Mr. Swift, $250 and Mr. Allen $250).

•	imputed cost of life insurance (Mr. Miller, $2,675; Mr. Swift, $1,627; Mr. Allen, $476).
7 In addition to the items noted in footnote (6) above, the amount in column (i) reflects:
•	the cost of long-term health care insurance for Mr. Miller ($7,769), which is described on page 26 under the heading “Long-Term Nursing Care Agreement”;
•	well-day payments to Mr. Miller under the Corporation’s well-day program, which pays out accumulated sick time benefits in excess of 760 hours totaled $6,731.00;
•	supplemental disability insurance premiums for Mr. Miller ($481 annually).

8 In 2013 the amount attributable to perquisites for Mr. Miller, Mr. Swift and Mr. Allen exceeded $10,000. Mr. Miller’s perquisites consisted primarily of country club dues totaling $7,108. Mr. Miller’s remaining perquisites consisted of the personal benefits associated with the use of a vehicle owned by the Corporation, and $5,441. Mr. Allen’s perquisites consisted primarily of country club dues totaling $1,154. Mr. Allen’s remaining perquisites consisted of the personal benefits associated with the use of a vehicle owned by the Corporation, totaling $10,743. Mr. Swift’s perquisites primarily consisted of the personal benefits associated with the use of a car owned by the Corporation, totaling $9,918. The calculation of this benefit consists of the incremental cost attributable to Corporation-provided automobiles, as well as insurance premiums, maintenance, and repair costs.

[9] The incremental cost attributable to Corporation-provided automobiles (calculated in accordance with Internal Revenue Service guidelines) are included on the W-2 of Named Executive Officers who receive such benefits. Each such NEO is responsible for paying income tax on such amount.

[10] General Counsel, Harry R. Swift, Esq. was an employee director and began receiving separate compensation for his service as a director on January 1, 2013. Mr. Swift received $26,100 in Director fees in 2013.

11 Mr. Swift was part time status effective January 1, 2013.
12 Mr. Allen’s hire date was July 23, 2012 and his 2012 compensation reflects such partial year.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END1

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[2]	Number of Securities Underlying Unexercised Options (#) Unexercisable[2]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)[2]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Larry J. Miller	20,102	-	-	13.8796	06/14/2015
	3,285			7.9501	12/9/2018

						9,761[4]	190,632	-	-
Harry R. Swift		1,160[7]	-	19.2500	11/19/2023	-	-	-	-

Michael F. Allen	1,680		-	14.0476	11/13/2022
		3,000[5]		19.2500	11/19/2023
						1,525[6]	29,783	-	-

[1] Includes shares issued under the Corporation’s 2000 Stock Incentive Plan and 2007 Long-Term Incentive Plan.
2 As adjusted for stock dividends distributed through December 31, 2013.
[3] Based on the closing price of the Corporation’s common stock on December 31, 2013.
[4] 1,759 shares vest on November 13, 2014; 3,243 shares vest on December 13, 2014; 1,759 shares vest on November 13, 2015; and 1,500 shares vest on November 19, 2015 and 2016.
[5] Options for 3,000 shares vest on November 19, 2014.
[6] 262 shares vest on November 13, 2014; 263 shares vest on November 13, 2015; and 500 shares vest on November 19, 2015 and 2016.
[7] Options for 1,160 shares vest on November 19, 2014.

DIRECTOR COMPENSATION

          The Corporation uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Corporation considers the significant time commitment required of directors in fulfilling their duties to the Corporation.

Cash Compensation Paid to Board Members

          In 2013, the Bank’s non-employee directors were compensated for their services rendered as follows:

•	a monthly retainer of $1,000;

•	directors’ fees of $750 for each regular or special meeting attended;

•	committee meeting fees paid at the rate of $300 per hour; and

•	quarterly retainer paid to committee chairs of $500 (Wealth Management Committee) and $750 (Audit Committee).

          The Bank’s Chairman of the Board received a monthly retainer of $1,500 in 2013. In addition, each non-employee director recognized imputed income for insurance premiums paid on behalf of the non-employee Bank directors, which totaled $3,130 in 2013. The Bank provides a directors’ life insurance program for non-employee directors. This program is designed to provide a death benefit to the director’s beneficiary in the amount of $100,000. Under this program, the Bank is the direct beneficiary of death benefits equal to the greater of: (1) the cash surrender value of the policy; (2) the aggregate premiums paid on the policy by the Bank less any outstanding indebtedness to the insurer; or (3) the amount in excess of $100,000. In the aggregate, the Bank paid $220,165 in cash compensation to the directors in 2013.

          Compensation paid to Mr. Swift in his role as a director of the Corporation and/or Bank is reflected in the Executive Summary Compensation table and Outstanding Equity Awards at 2013 Fiscal Year End table.

Independent Directors’ Deferred Compensation Plan

          The Corporation maintains a deferred compensation plan for independent directors. Participants may elect to defer receipt of compensation in order to gain certain tax benefits under Internal Revenue Code Section 451. This plan is not funded by the Corporation.

2007 Long-Term Incentive Plan

          In 2013, the Corporation granted 9,713 non-qualified stock options to directors under the 2007 Plan.

DIRECTOR SUMMARY COMPENSATION TABLE

          The table below summarizes the compensation paid by the Corporation to directors for the fiscal year ended December 31, 2013.

Name[1]	Fees Earned or Paid in Cash ($)[2]	Stock Awards ($)	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[4]	Total ($)
D. Reed Anderson, Esq.	30,450	-0-	8,962	-0-	-0-	702	40,114
Cynthia A. Dotzel, CPA	25,650	-0-	7,403	-0-	-0-	176	33,229
Jeffrey R. Hines, P.E.	25,650	-0-	7,403	-0-	-0-	118	33,171
MacGregor S. Jones	27,600	-0-	7,645	-0-	-0-	413	35,658
Rodney L. Krebs	29,250	-0-	8,569	-0-	-0-	654	38,473
Dallas L. Smith	27,365	-0-	7,861	-0-	-0-	501	35,727
Michael L. Waugh	28,100	-0-	8,189	-0-	-0-	566	36,855

1 Mr. Miller, Vice Chairman, President and Chief Executive Officer, did not receive separate compensation as a director of the Corporation or Bank. Mr. Miller’s compensation is described and disclosed in the Executive Compensation section of this proxy statement.

[2] Includes fees for attendance at board of directors meetings of the Bank. The Board of Directors of the Bank met twelve (12) times in 2013.

[3] Amounts represent the grant date fair value of the options. The per-option fair value of options granted in 2013 was $6.5510. Assumptions used in the calculation of these amounts are included in Note 12 to the Corporation’s Annual Report filed on Form 10-K with the SEC on or about March 26, 2014.

[4] Imputed cost of life insurance for non-employee directors for a life insurance benefit of $100,000 for the named beneficiary of each director.

RELATED PERSON TRANSACTIONS

          Some of the Corporation and Bank’s directors and executive officers and the companies with which they are associated were customers of and had banking transactions with the Bank during 2013. All loans and loan commitments made to them and their immediate family members and to their companies were made in the ordinary course of business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers of the Bank, and did not involve more than a normal risk of collectability or present other unfavorable features. The principal loan balance outstanding for these persons on December 31, 2013, was approximately $178,458, which did not include unfunded commitments of approximately $773,738. The Bank anticipates that it will enter into similar transactions in the future.

          Proposed transactions with such persons or entities are reviewed and voted on by the Board of Directors of the Corporation or the Bank, as applicable. Interested parties do not participate in such review and vote.

          On March 26, 2014, the Corporation completed a private placement involving investments by affiliates of The Banc Funds Company LLC, known by us to beneficially own more than five percent (5%) of our common stock prior to the private placement. Affiliates of The Banc Funds Company LLC purchased 225,000 shares of our common stock in the private placement at a purchase price of $20.00 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and shareholders who beneficially own more than 10% of the Corporation’s outstanding common stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the Securities and Exchange Commission, and deliver a copy of such reports to the Corporation. Based on a review of copies of the reports we received, and on the statements of the reporting persons, with one exception, we believe that all Section 16(a) filing requirements were complied with in a timely fashion during 2013. The single late filing related to a purchase of Corporation common stock by Mr. Kreb’s spouse for her IRA account and was due to an inadvertent oversight.

PROPOSAL 2 –ADVISORY VOTE
REGARDING EXECUTIVE COMPENSATION

          We are again providing our shareholders the opportunity to vote on an advisory, non-binding resolution to approve the compensation paid to our Named Executive Officers, as described in this Proxy Statement. This advisory vote, commonly referred to as a “say-on-pay” vote, gives our shareholders the opportunity to endorse, or not endorse, the compensation of our Named Executive Officers. Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement for a detailed discussion of our executive compensation programs.

          We believe that our executive compensation policies and programs, which are reviewed and approved by our Compensation Committee, are designed to align our Named Executive Officers’ compensation with our short-term and long-term performance and to provide the compensation and incentives that are necessary to attract, motivate and retain key executives who are important to our continued success. The Compensation Committee regularly reviews all elements of our executive compensation program and takes any actions it deems necessary to continue to fulfill the objectives of our compensation programs. These programs have been designed to promote a performance-based culture which aligns the interests of our executive officers and other managers with the interests of our shareholders.

          The Corporation’s shareholders approved the compensation payable to our Named Executive Officers at the 2013 Annual Meeting of Shareholders by a plurality of the votes cast, and we note that the Corporation has not made any material changes to its compensation programs or philosophies in the past year.

          For the reasons discussed above, our shareholders are asked to again provide their support with respect to the compensation of the Corporation’s Named Executive Officers by voting in favor of the following non-binding resolution:

“Resolved, that the shareholders of Codorus Valley Bancorp, Inc. approve the compensation of the Corporation’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

          Because this shareholder vote is advisory, it will not be binding on our Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval

          The approval of the non-binding advisory proposal on our executive compensation requires the affirmative vote of a majority of the shares of common stock present at the meeting, in person or by proxy. Abstentions and broker non-votes that are counted only for purposes of determining a quorum will have the effect of a vote against this proposal.

Recommendation of the Board of Directors

          The board of directors recommends a vote FOR the advisory, non-binding resolution approving the compensation paid to the Corporation’s Named Executive Officers.

PROPOSAL 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Corporation’s Audit Committee has selected the firm of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Although shareholder approval of the selection of BDO is not required by law, the Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection as is the common practice with other publicly traded companies.

Vote Required for Approval

          Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the shares present at the meeting, in person or by proxy, is required to ratify the appointment of BDO as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2014. If our shareholders at the 2014 Annual Meeting do not approve this proposal, the Audit Committee may reconsider its selection of BDO, but no determination has been made as to what action the Audit Committee would take if shareholders do not ratify the appointment of BDO.

Recommendation of the Board of Directors

          The Board of Directors recommends that shareholders vote FOR ratification of the appointment of BDO USA, LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee met with management periodically during the year to consider the adequacy of the Corporation’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Corporation’s independent registered public accounting firm.

          The Audit Committee met privately at its regular meetings with both the independent registered public accounting firm and the internal auditors, each of whom has unrestricted access to the Audit Committee.

          The Audit Committee appointed, and the Board approved, BDO as the independent registered public accounting firm for the Corporation after reviewing the firm’s performance with management and independence.

          Management has primary responsibility for the Corporation’s consolidated financial statements and the overall reporting process, including the Corporation’s system of internal controls. The independent registered public accounting firm audited the annual consolidated financial statements prepared by management, expressed an opinion as to whether those consolidated financial statements fairly present the financial position, results of operations and cash flows of the Corporation in conformity with generally accepted accounting principles in the United States of America and discussed with the Audit Committee any issues they believe should be raised with the Audit Committee.

          The Audit Committee reviewed with management and BDO, the Corporation’s independent registered public accounting firm, the Corporation’s audited consolidated financial statements and met separately with both management and BDO to discuss and review those consolidated financial statements and reports prior to issuance. Management has represented, and BDO has confirmed to the Audit Committee, that the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America.

          The Audit Committee received from and discussed with BDO the written disclosure and the letter required by PCAOB Rule 3526 Communication With Audit Committees Concerning Independence. These items relate to that firm’s independence from the Corporation. The Audit Committee also discussed with BDO matters required to be discussed by the current PCAOB standard, Auditing Standard No. 16 Communication with Audit Committees. The Audit Committee monitored certified public accounting firm independence and reviewed audit and non-audit services performed by BDO.

          Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved that the audited consolidated financial statements be included in the Annual Report on Form 10-K as of and for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

D. Reed Anderson, Esq., Chairman
Cynthia A. Dotzel, CPA
Jeffrey R. Hines, P.E.
Dallas L. Smith

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Board of Directors has selected BDO as the independent registered public accounting firm for the examination of its consolidated financial statements as of and for the fiscal year ending December 31, 2014. BDO served as the Corporation’s independent registered public accounting firm for the year ended December 31, 2013.

          We expect a representative of BDO to be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative desires to do so.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

          On July 9, 2013, the Corporation, after review and recommendation of the Corporation’s Audit Committee, appointed BDO as the Corporation’s new independent registered public accounting firm for and with respect to the year ending December 31, 2013 and dismissed ParenteBeard LLC from that role. This decision was based primarily on the fact that the principal audit and tax personnel assigned to the Corporation at ParenteBeard resigned from ParenteBeard and joined BDO.

          The reports of ParenteBeard on the Corporation’s financial statements as of and for the years ended December 31, 2012 and 2011 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

          During the Corporation’s two most recent fiscal years and the subsequent interim period preceding ParenteBeard’s dismissal, there were: (i) no disagreements with ParenteBeard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of ParenteBeard, would have caused it to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of the Corporation; and (ii) no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

          The Corporation previously provided ParenteBeard with a copy of the foregoing statements prior to its filing with the Securities and Exchange Commission and requested ParenteBeard to furnish to the Corporation a letter addressed to the SEC stating that it agrees with the statements made above. A copy of ParenteBeard’s letter dated July 11, 2013 is attached as Exhibit 16.1 to the Corporation’s Form 8-K filed on July 12, 2013.

          During the Corporation’s two most recently completed fiscal years and through the date of the Corporation’s appointment of BDO, the Corporation did not consult with BDO regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Corporation’s consolidated financial statements, and no written or oral advice was provided by BDO that was an important factor considered by the Corporation in reaching a decision as to accounting, auditing or financial reporting issues, or (ii) any matter that was either the subject of a disagreement or event, as set forth in Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K.

Fees of Independent Public Accountants

          Aggregate fees billed to the Corporation by BDO for services rendered for 2013 are presented below:

Year Ended December 31

2013

Audit Fees	$116,427

Tax Fees	5,737

Total Fees	$122,164

          Aggregate fees billed to the Corporation by ParenteBeard LLC for services rendered for 2012 are presented below:

Year Ended December 31

2012

Audit Fees	$123,869

Tax Fees	20,164

Total Fees	$144,033

          Audit fees include professional services rendered for the audit of the Corporation’s annual consolidated financial statements and review of consolidated financial statements included in Forms 10-Q and Form 10-K, and services normally provided in connection with statutory and regulatory filings, including out-of-pocket expenses. These fees also include an audit of internal controls over financial reporting in accordance with the Federal Deposit Insurance Corporation Improvement Act. Tax fees for 2013 and 2012 include the following: preparation of state and federal returns, tax planning matters, and assistance with tax questions and research.

          The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of particular services on a case by case basis. The Audit Committee approved all fees, including tax fees, during 2013 and 2012.

          The Audit Committee has considered whether, and determined that, the provision of the non-audit services, if any, is compatible with maintaining BDO’s independence.

ADDITIONAL INFORMATION

          Any shareholder may obtain a copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, including the consolidated financial statements and related schedules and exhibits, required to be filed with the Securities and Exchange Commission, without charge, by submitting a written request to the Treasurer, Codorus Valley Bancorp, Inc., P.O. Box 2887, York, PA 17405-2887. You may also view these documents on the Corporation’s website at www.peoplesbanknet.com. Click on the “Investor Relations” link at the top of the home page, click on “SEC Filings” in the left-hand margin, and then click on “Documents.” In the middle of the page click on “Latest 10-K.”

OTHER MATTERS

          The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the proxy holders will vote the proxies in accordance with the instructions of the Board of Directors of the Corporation.

INTERNET AVAILABILITY OF PROXY MATERIALS

          Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 20, 2014. This Notice of Annual Meeting and Proxy Statement, proxy card and 2013 Annual Report are available at: www.proxyvote.com.

CODORUS VALLEY BANCORP, INC.
105 LEADER HEIGHTS ROAD
P.O. BOX 2887
YORK, PA 17405-2887

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M68978-P48483	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

CODORUS VALLEY BANCORP, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.

1.	Elect three Class C directors, each to serve for a term of three years;		☐	☐	☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line above.

	Nominees:		For	Withhold	For All
	01)	D. Reed Anderson, Esquire	All	All	Except
	02) 03)	MacGregor S. Jones Larry J. Miller

							For	Against	Abstain

2.	Approve an advisory, non-binding resolution regarding executive compensation;						☐	☐	☐

3.	Ratify the appointment of BDO USA LLP as Codorus Valley Bancorp, Inc.’s Independent Registered Public Accounting Firm for the fi scal year ending December 31, 2014.						☐	☐	☐

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 11, 2014.

[Please check] Do you plan to attend the Annual Meeting?			☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fi duciary, please give full title as such. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized offi cer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

CODORUS VALLEY BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 20, 2014
9:00 a.m. Prevailing Time
CODORUS VALLEY CORPORATE CENTER
105 Leader Heights Road
York, PA 17403

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting and Proxy Statement, Proxy Card and 2013 Annual Report
are available at www.proxyvote.com.

M68979-P48483

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of common stock of Codorus Valley Bancorp, Inc. (the “Corporation”) hereby appoints Richard Hupper, Ph.D., Cindy L. Baugher and Judith A. Simpson, and each or any of them, proxies of the undersigned, with full power of substitution and to act without the other, to vote all of the shares of common stock of the Corporation that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania 17403 on Tuesday, May 20, 2014, commencing at 9:00 a.m., prevailing time, and at any adjournment or postponement thereof, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder of record. When a vote is not specifi ed, the proxy holders will vote shares represented by this proxy FOR Proposals 1, 2 and 3, and in accordance with the instructions of the Board of Directors of the Corporation on such other matters that may properly come before the meeting.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE

(continued, and to be marked, dated and signed, on the other side)

See reverse for voting instructions